Zipcar, Inc.

2012 Leadership Team Variable Compensation Plan

General

This 2012 Leadership Team Variable Compensation Plan (the "Plan") will be reviewed annually and may be changed at any time by the Board of Directors of Zipcar, Inc. ("Zicpar" or the "Company"). The Company does not guarantee that a variable compensation plan will exist each year, or that variable compensation will be paid in any given year. The Plan does not guarantee continued employment with the Company. The Plan is based in part upon Company performance and the Company reserves the exclusive right to modify or terminate the Plan at its discretion at any time. For purposes of illustration and not limitation, the Company may modify its financial targets should it participate in a business combination.

Variable Compensation Metrics

Variable Compensation payments for Zipcar, Inc. leadership team members for fiscal 2012 shall be based upon the achievement of the following metrics:

  Financial Targets that shall have an overall 70% weighting; and
  Individual Targets, or MBOs , that shall have an overall 30% weighting.

The Financial Targets shall be those that have been approved by the Board of Directors and are comprised of two factors:

  Revenue, which will have a 50% weighting (the "Revenue Target"); and
  Adjusted EBITDA, which will have a 50% weighting (the "Adjusted EBITDA Target").

Calculation of Variable compensation Payouts Based on Financial Targets

No variable compensation payment shall be made with respect to a Financial Target unless the following minimum percentage of such Target is achieved:

  at least 90% of the Revenue Target; or
  at least 75% of the Adjusted EBITDA Target.

Variable compensation payouts shall be straight-lined; the following is an example of certain target levels:

  For the Revenue Target:
    Achievement of 90% of the target will equal a 25% variable compensation payout for such target
    Achievement of 95% of the target will equal a 62.5% variable compensation payout for such target
    Achievement of 100% of the target will equal a 100% variable compensation payout for such target
  For the Adjusted EBITDA Target:
    Achievement of 75% of the target will equal a 25% variable compensation payout for such target
    Achievement of 80% of the target will equal a 40% variable compensation payout for such target
    Achievement of 85% of the target will equal a 55% variable compensation payout for such target
    Achievement of 90% of the target will equal a 70% variable compensation payout for such target
    Achievement of 95% of the target will equal a 85% variable compensation payout of such target
    Achievement of 100% of the target will equal a 100% variable compensation payout of such target

Calculation of Variable Compensation Payouts Above 100%

If the Company achieves at least 90% of the Revenue Target and at least 75% of the Adjusted EBITDA Target, then to the extent the achievement of either of the Financial Targets is greater than 100%, variable compensation payouts associated with such target or targets may exceed 100% as described below ("Additional Variable Compensation Amounts"). Additional Variable Compensation Amounts will be straight-lined on the same basis as set forth above. For example:

  Achieving 105% of the Revenue Target would result in a 137.5% variable compensation payout and achieving 110% would result in a 175% variable compensation payout. In no event would the variable compensation payout exceed 175% for the Revenue Target
  Achieving 112.5% of the Adjusted EBITDA Target would result in a 137.5% variable compensation payout, achieving 125% would result in a 175% variable compensation payout. In no event would a variable compensation payout exceed 175% for the Adjusted EBITDA Target.